Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 24, 2025	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Record Earnings

for the Second Quarter of 2025

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported record earnings for the second quarter of 2025 of $120.7 million, or $0.85 per diluted share. Second quarter of 2025 results produced annualized returns on average assets, average equity, and average tangible equity, a non-GAAP measure, of 1.49%, 9.05%, and 14.67%, respectively.

“I’m excited to announce that the second quarter of 2025 was the strongest earnings quarter in our Company’s long history,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “Our entry into the Atlanta market, along with excellent asset quality and strong expense control, drove our results in the quarter. I anticipate continued success in the second half of the year.”

As a result of the acquisition of Piedmont Bancorp, Inc. (“Piedmont”) on January 10, 2025, the second quarter and year of 2025 were impacted by increased levels of average balances, income, and expense. Earnings for the first quarter of 2025 were $84.3 million, or $0.59 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.06%, 6.47%, and 10.61%, respectively. The first quarter of 2025 was impacted by $30.0 million in pre-tax, or approximately $0.17 in after-tax earnings per diluted share, merger-related noninterest expenses and merger-related provision for credit losses. Earnings for the second quarter of 2024 were $96.5 million, or $0.71 per diluted share, and annualized returns on average assets, average equity, and average tangible equity were 1.32%, 7.99%, and 13.12%, respectively.

United Bankshares, Inc. Announces…

July 24, 2025

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Second quarter of 2025 compared to the first quarter of 2025

Earnings for the second quarter of 2025 were $120.7 million, or $0.85 per diluted share, as compared to earnings of $84.3 million, or $0.59 per diluted share, for the first quarter of 2025.

Net interest income for the second quarter of 2025 was a record $274.5 million, an increase of $14.5 million, or 6%, from the first quarter of 2025. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the second quarter of 2025 also increased $14.5 million, or 6%, from the first quarter of 2025. The second quarter of 2025 reflected a full three months of average earning assets and interest-bearing liabilities balances from the Piedmont acquisition. The increase in net interest income and tax-equivalent net interest income was driven by increases in average loans from the Piedmont acquisition and organic loan growth, a higher yield on average net loans and loans held for sale, and an increase in acquired loan accretion income. These increases were partially offset by an increase in average interest-bearing deposits primarily due to the Piedmont acquisition. Average net loans and loans held for sale increased $511.1 million, or 2%, from the first quarter of 2025. The interest rate spread increased 12 basis points to 2.95% for the second quarter of 2025 driven by an increase in the yield on average net loans and loans held for sale of 13 basis points. Acquired loan accretion income was $11.8 million for the second quarter of 2025, an increase of $5.8 million from the first quarter of 2025 which contributed to an approximately 8 basis point increase in the interest rate spread and in the net interest margin. Average interest-bearing deposits increased $237.5 million, or 1%, from the first quarter of 2025. The net interest margin of 3.81% for the second quarter of 2025 was an increase of 12 basis points from the net interest margin of 3.69% for the first quarter of 2025.

The provision for credit losses was $5.9 million for the second quarter of 2025. The provision for credit losses was $29.1 million for the first quarter of 2025, which included $18.7 million of provision recorded on purchased non-credit deteriorated (“non-PCD”) loans from Piedmont.

Noninterest income for the second quarter of 2025 was $31.5 million, an increase of $1.9 million, or 6%, from the first quarter of 2025 driven by an increase in other noninterest income of $1.5 million.

Noninterest expense for the second quarter of 2025 was $148.0 million, which included $1.3 million in merger-related expenses while noninterest expense was $153.6 million for the first quarter of 2025, which included $11.3 million in merger-related expenses. This decrease of $5.6 million in noninterest expense was driven by a $4.8 million decrease in other noninterest expense and a $748 thousand net benefit in the expense for the reserve for unfunded loan commitments for the second quarter of 2025 as compared to $1.7 million of expense for the reserve for unfunded loan commitments for the first quarter of 2025, which included $4.1 million of merger expense related to the Piedmont acquisition. These decreases in noninterest expense were partially offset by an increase in employee compensation of $2.1 million. Other noninterest expense for the second quarter of 2025 included $961 thousand of merger-related expenses while the first quarter of 2025 included $6.0 million of merger-related expenses. The net benefit in the expense for the reserve for unfunded loan commitments for the second quarter of 2025 was primarily due to a decrease in the outstanding balance of loan commitments at period-end as compared to the first quarter of 2025. Employee compensation for the second quarter of 2025 increased from the first quarter of 2025 primarily due to higher employee incentives, stock-based compensation, and employee commissions driven by higher mortgage production. This increase in employee compensation was partially offset by lower merger-related employee compensation expenses of $310 thousand for the second quarter of 2025 as compared to $1.2 million for the first quarter of 2025.

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July 24, 2025

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For the second quarter of 2025, income tax expense was $31.4 million as compared to $22.6 million for the first quarter of 2025. This increase of $8.8 million in income tax expense was driven by the impact of higher earnings partially offset by a lower effective tax rate. United’s effective tax rate was 20.6% and 21.2% for the second quarter of 2025 and first quarter of 2025, respectively.

Second quarter of 2025 compared to the second quarter of 2024

Earnings for the second quarter of 2025 were $120.7 million, or $0.85 per diluted share, as compared to earnings of $96.5 million, or $0.71 per diluted share, for the second quarter of 2024.

Net interest income for the second quarter of 2025 increased $48.8 million, or 22%, from the second quarter of 2024. Tax-equivalent net interest income increased $48.7 million, or 22%, from the second quarter of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, a higher yield on average net loans and loans held for sale, an increase in acquired loan accretion income, and a decrease in average long-term borrowings. These increases were partially offset by an increase in average interest-bearing deposits. Average earning assets increased $2.9 billion, or 11%, from the second quarter of 2024 driven by increases in average net loans and loans held for sale of $2.3 billion and average short-term investments of $1.1 billion partially offset by a decrease in average investment securities of $485.3 million. The decrease in average investment securities was driven by sales of available for sale (“AFS”) investment securities during 2024. The cost of average interest-bearing deposits decreased 33 basis points from the second quarter of 2024. The yield on average net loans and loans held for sale increased 14 basis points from the second quarter of 2024. Acquired loan accretion income was $11.8 million for the second quarter of 2025 as compared to $2.4 million for the second quarter of 2024. Average long-term borrowings decreased $739.6 million from the second quarter of 2024. Average interest-bearing deposits increased $2.9 billion, or 17%, from the second quarter of 2024. The net interest margin of 3.81% for the second quarter of 2025 was an increase of 31 basis points from the net interest margin of 3.50% for the second quarter of 2024.

The provision for credit losses was $5.9 million for the second quarter of 2025 as compared to $5.8 million for the second quarter of 2024.

Noninterest income for the second quarter of 2025 was $31.5 million, an increase of $1.2 million, or 4%, from the second quarter of 2024. The increase in noninterest income was driven by a $1.1 million increase in income from bank-owned life insurance (“BOLI”) and smaller increases in several other categories of noninterest income. These increases were partially offset by decreases in income from mortgage banking activities of $1.3 million and mortgage loan servicing income of $783 thousand. The increase in BOLI income was primarily due to the impact of higher market values of underlying investments, death benefits recognized in the second quarter of 2025, and policies obtained from the Piedmont acquisition. The decrease in income from mortgage banking activities was primarily due to lower mortgage loan origination and sale volume. The decrease in mortgage loan servicing income was due to sales of mortgage servicing rights (“MSRs”) during 2024. Additionally, as disclosed in the second quarter of 2024, net losses on investment securities of $218 thousand included a $6.9 million gain on the VISA share exchange partially offset by a $6.8 million loss on the sale of AFS investment securities.

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July 24, 2025

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Noninterest expense for the second quarter of 2025 was $148.0 million, an increase of $13.2 million, or 10%, from the second quarter of 2024. The increase in noninterest expense was driven by increases in employee compensation of $4.4 million, other noninterest expense of $3.5 million, and several other categories of noninterest expense mainly from the Piedmont acquisition. These increases were partially offset by a decrease in mortgage loan servicing expense of $1.0 million. The increase in employee compensation was primarily due to higher employee headcount from the acquisition, higher employee incentives, and $310 thousand in merger-related expenses recognized during the second quarter of 2025. The increase in other noninterest expense was primarily due to higher amounts of certain general operating expenses partially offset by lower merger-related expenses of $961 thousand for the second quarter of 2025 as compared to $1.3 million for the second quarter 2024. The decrease in mortgage loan servicing expense was driven by the aforementioned sale of MSRs.

For the second quarter of 2025, income tax expense was $31.4 million as compared to $18.9 million for the second quarter of 2024. This increase of $12.5 million in income tax expense was driven by higher earnings and the impact of discrete tax benefits recognized in the second quarter of 2024. United’s effective tax rate was 20.6% and 16.4% for the second quarter of 2025 and second quarter of 2024, respectively.

First half of 2025 compared to the first half of 2024

Earnings for the first half of 2025 were $205.0 million, or $1.44 per diluted share, as compared to earnings of $183.3 million, or $1.35 per diluted share, for the first half of 2024.

Net interest income for the first half of 2025 increased $86.4 million, or 19%, from the first half of 2024. Tax-equivalent net interest income for the first half of 2025 increased $86.2 million, or 19%, from the first half of 2024. The increase in net interest income and tax-equivalent net interest income was primarily due to an increase in average earning assets, a lower average rate paid on deposits, a decrease in average long-term borrowings, a higher yield on average net loans and loans held for sale, and an increase in acquired loan accretion income. These increases were partially offset by an increase in average interest-bearing deposits and a decrease in average investment securities. Average earning assets increased $2.7 billion, or 10%, from the first half of 2024 driven by increases in average net loans and loans held for sale of $2.1 billion and average short-term investments of $1.2 billion partially offset by a decrease in average investment securities of $597.5 million. The cost of average interest-bearing deposits decreased 29 basis points from the first half of 2024. Average long-term borrowings decreased $842.6 million from the first half of 2024. The yield on average net loans and loans held for sale increased 10 basis points from the first half of 2024. Acquired loan accretion income was $17.7 million for the first half of 2025 as compared to $4.9 million for the first half of 2024. Average interest-bearing deposits increased $2.8 billion, or 17%, from the first half of 2024. The net interest margin of 3.75% for the first half of 2025 was an increase of 28 basis points from the net interest margin of 3.47% for the first half of 2024.

The provision for credit losses was $35.0 million for the first half of 2025, which included $18.7 million of provision recorded on non-PCD loans from Piedmont. The provision for credit losses was $11.5 million for the first half of 2024.

Noninterest income for the first half of 2025 was $61.0 million, a decrease of $1.4 million, or 2%, from the first half of 2024. The decrease in noninterest income was driven by decreases in income from mortgage banking activities of $4.1 million, mortgage loan servicing income of $1.6 million, and other noninterest income of $1.4 million. These decreases were partially offset by an increase in BOLI income of $2.0 million, net gains

United Bankshares, Inc. Announces…

July 24, 2025

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on investment securities of $946 thousand for the first half of 2025 as compared to net losses on investment securities of $317 thousand for the first half of 2024 and smaller increases in several other categories of noninterest income. The decrease in income from mortgage banking activities was primarily due to lower mortgage loan origination and sale volume in 2025. The decrease in mortgage loan servicing income was driven by the aforementioned sale of MSRs. The increase in BOLI income was primarily due to the impact of higher market values of underlying investments and death benefits recognized in 2025. Net gains on investment securities of $946 thousand for the first half of 2025 were primarily due to unrealized fair value gains on equity securities. Net losses on investment securities of $317 thousand for the first half of 2024 included the aforementioned gain on the VISA share exchange largely offset by the loss on the sale of AFS investment securities.

Noninterest expense for the first half of 2025 was $301.6 million, which included $12.6 million in merger-related expenses while noninterest expense was $275.5 million for the first half of 2024, which included $1.3 million in merger-related expenses. Other noninterest expense increased $11.1 million driven by $7.0 million in merger-related expenses recognized during the first half of 2025 as compared to $1.3 million for the first half of 2024 and higher amounts of certain general operating expenses. The expense for the reserve for unfunded loan commitments was $909 thousand for the first half of 2025 which included $4.1 million related to the Piedmont acquisition, as compared to a net benefit in the expense for the reserve for unfunded loan commitments of $4.0 million for the first half of 2024. Employee compensation increased $6.0 million to $123.8 million for the first half of 2025 and included $1.5 million in merger-related expenses, higher employee headcount mainly from the acquisition, and higher employee incentives partially offset by lower commissions driven by a decrease in mortgage production. Additionally, increases in several other categories of noninterest expense mainly from the acquisition were partially offset by decreases in Federal Deposit Insurance Corporation (“FDIC”) insurance expense of $2.3 million and mortgage loan servicing expense of $2.0 million. FDIC insurance expense for the first half of 2024 included $2.1 million in expense for the FDIC’s special assessment.

For the first half of 2025, income tax expense was $54.0 million as compared to $40.3 million for the first half of 2024. The increase of $13.7 million was primarily due to higher earnings and the impact of discrete tax benefits recognized in the second quarter of 2024. United’s effective tax rate was 20.9% for the first half of 2025 and 18.0% for the first half of 2024.

Credit Quality

United’s asset quality continues to be sound. At June 30, 2025, non-performing loans (“NPLs”) were $68.3 million, or 0.28% of loans & leases, net of unearned income. Total non-performing assets (“NPAs”) were $74.6 million, including other real estate owned (“OREO”) of $6.3 million, or 0.23% of total assets at June 30, 2025. At March 31, 2025, NPLs were $69.8 million, or 0.29% of loans & leases, net of unearned income. Total NPAs were $71.3 million, including OREO of $1.5 million, or 0.22% of total assets at March 31, 2025. At December 31, 2024, NPLs were $73.4 million, or 0.34% of loans & leases, net of unearned income. Total NPAs were $73.7 million, including OREO of $327 thousand, or 0.25% of total assets at December 31, 2024.

As of June 30, 2025, the allowance for loan & lease losses was $308.0 million, or 1.28% of loans & leases, net of unearned income. At March 31, 2025, the allowance for loan & lease losses was $310.4 million, or 1.30% of loans & leases, net of unearned income. At December 31, 2024, the allowance for loan & lease losses was $271.8 million, or 1.25% of loans & leases, net of unearned income. During the first quarter of 2025, United recorded an allowance for loan & lease losses on acquired Piedmont non-PCD loans of $18.7 million and on acquired Piedmont purchased credit deteriorated (“PCD”) loans of $17.5 million.

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July 24, 2025

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Net charge-offs were $8.4 million, or 0.14% on an annualized basis as a percentage of average loans & leases, net of unearned income for the second quarter of 2025. Net charge-offs were $8.0 million, or 0.14% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first quarter of 2025. Net charge-offs were $1.3 million, or 0.02% on an annualized basis as a percentage of average loans & leases, net of unearned income for the second quarter of 2024. Net charge-offs were $16.4 million, or 0.14% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first half of 2025. Net charge-offs were $3.3 million, or 0.03% on an annualized basis as a percentage of average loans & leases, net of unearned income for the first half of 2024.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 15.8% at June 30, 2025, while estimated Common Equity Tier 1 capital, Tier 1 capital, and leverage ratios are 13.4%, 13.4%, and 11.3%, respectively. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0%, and a leverage ratio of 5.0%.

During the second quarter of 2025, United repurchased, under a previously announced stock repurchase plan, approximately 981 thousand shares of its common stock at an average price per share of $33.17. During the first half of 2025, United repurchased, under a previously announced stock repurchase plan, approximately 1.5 million shares of its common stock at an average price per share of $33.81. United did not repurchase any shares of its common stock during 2024.

About United Bankshares, Inc.

United Bankshares, Inc. (NASDAQ: UBSI) is a financial services company with consolidated assets of approximately $33 billion as of June 30, 2025. United is the 39th largest banking company in the U.S. based on market capitalization. It is the parent company of United Bank, which comprises over 240 offices located across Washington, D.C., Virginia, West Virginia, Maryland, North Carolina, South Carolina, Ohio, Pennsylvania, and Georgia. For more information, visit ubsi-inc.com.

United Bankshares, Inc. Announces…

July 24, 2025

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2025 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2025 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity, and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: (1) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve and the recently announced and future tariffs; (2) general competitive, economic, political and market conditions and other factors that may affect future results of United, including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms; (3) risks related to the acquisition and integration of Piedmont including, among others, (i) the risk that the expected growth opportunities or cost savings from the acquisition may not be fully realized or may take longer to realize than expected, and (ii) reputational risk and the reaction of each company’s customers, suppliers, employees or other business partners to the acquisition; (4) deposit attrition, client loss or revenue loss following completed mergers or acquisitions that may be greater than anticipated; (5) regulatory change risk resulting from new laws, rules, regulations, or accounting principles, including, without limitation, the possibility that regulatory agencies may require higher levels of capital above the current regulatory-mandated minimums and the possibility of changes in accounting standards, policies, principles and practices; (6) the cost and effects of cyber incidents or other failures, interruptions, or security breaches of United’s systems and those of our customers or third-party providers; (7) competitive pressures on product pricing and services; (8) success, impact, and timing of United’s business strategies, including market acceptance of any new products or services; (9) volatility and disruptions in global capital and credit markets; (10) operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisitions; (11) catastrophic events such as hurricanes, tornados, earthquakes, floods or other natural or human disasters, including public health crises and infectious disease outbreaks, as well as any government actions in response to such events; (12) geopolitical risk from terrorist activities and armed conflicts that may result in economic and supply disruptions, and loss of market and consumer confidence; (13) the risks of fluctuations in market prices for United common stock that may or may not reflect economic condition or performance of United; and (14) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
EARNINGS SUMMARY:	June 2025	March 2025	June 2024	June 2025	June 2024
Interest income	$421,196	$403,647	$374,184	$824,843	$743,364
Interest expense	146,659	143,592	148,469	290,251	295,160

Net interest income	274,537	260,055	225,715	534,592	448,204
Provision for credit losses	5,889	29,103	5,779	34,992	11,519
Noninterest income	31,460	29,554	30,223	61,014	62,435
Noninterest expense	148,020	153,573	134,774	301,593	275,516

Income before income taxes	152,088	106,933	115,385	259,021	223,604
Income taxes	31,367	22,627	18,878	53,994	40,283

Net income	$120,721	$84,306	$96,507	$205,027	$183,321

PER COMMON SHARE:
Net income:
Basic	$0.85	$0.59	$0.71	$1.44	$1.36
Diluted	0.85	0.59	0.71	1.44	1.35
Cash dividends	0.37	0.37	0.37	$0.74	$0.74
Book value	37.80	37.19	35.92
Closing market price	$36.43	$34.67	$32.44
Common shares outstanding:
Actual at period end, net of treasury shares	141,909,452	142,891,148	135,195,704
Weighted average-basic	142,206,539	142,330,694	135,137,901	142,175,506	134,881,314
Weighted average-diluted	142,444,497	142,698,118	135,314,785	142,465,543	135,103,288
FINANCIAL RATIOS:
Return on average assets	1.49%	1.06%	1.32%	1.28%	1.25%
Return on average shareholders’ equity	9.05%	6.47%	7.99%	7.78%	7.62%
Return on average tangible equity (non-GAAP)(1)	14.67%	10.61%	13.12%	12.67%	12.55%
Average equity to average assets	16.42%	16.42%	16.54%	16.42%	16.45%
Net interest margin	3.81%	3.69%	3.50%	3.75%	3.47%

PERIOD END BALANCES:	June 30 2025	March 31 2025	December 31 2024	June 30 2024
Assets	$32,783,363	$32,788,494	$30,023,545	$29,957,418
Earning assets	29,046,827	29,106,693	26,650,661	26,572,087
Loans & leases, net of unearned income	24,050,222	23,863,072	21,673,493	21,598,727
Loans held for sale	37,053	28,642	44,360	66,475
Investment securities	3,396,653	3,313,997	3,259,296	3,650,582
Total deposits	26,335,874	26,364,635	23,961,859	23,066,440
Shareholders’ equity	5,364,541	5,314,449	4,993,223	4,856,633

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income
	Three Months Ended			Six Months Ended
	June	March	June	June	June
	2025	2025	2024	2025	2024
Interest & Loan Fees Income (GAAP)	$421,196	$403,647	$374,184	$824,843	$743,364
Tax equivalent adjustment	791	782	867	1,573	1,739

Interest & Fees Income (FTE) (non-GAAP)	421,987	404,429	375,051	826,416	745,103
Interest Expense	146,659	143,592	148,469	290,251	295,160

Net Interest Income (FTE) (non-GAAP)	275,328	260,837	226,582	536,165	449,943
Provision for Credit Losses	5,889	29,103	5,779	34,992	11,519
Noninterest Income:
Fees from trust services	4,931	4,782	4,744	9,713	9,390
Fees from brokerage services	4,862	5,645	4,959	10,507	10,226
Fees from deposit services	9,664	9,307	9,326	18,971	18,297
Bankcard fees and merchant discounts	2,102	1,751	1,355	3,853	3,228
Other charges, commissions, and fees	1,154	1,081	869	2,235	1,727
Income from bank-owned life insurance	3,618	3,370	2,549	6,988	4,967
Income from mortgage banking activities	2,603	2,479	3,901	5,082	9,199
Mortgage loan servicing income	—	—	783	—	1,572
Net gains (losses) on investment securities	425	521	(218)	946	(317)
Other noninterest income	2,101	618	1,955	2,719	4,146

Total Noninterest Income	31,460	29,554	30,223	61,014	62,435

Noninterest Expense:
Employee compensation	62,929	60,866	58,501	123,795	117,794
Employee benefits	13,434	13,291	12,147	26,725	26,818
Net occupancy	12,525	12,601	11,400	25,126	23,743
Data processing	7,952	8,455	7,290	16,407	14,753
Amortization of intangibles	2,341	2,341	910	4,682	1,820
OREO expense	236	22	268	258	427
Net losses (gains) on the sale of OREO properties	16	(11)	32	5	(51)
Equipment expense	8,551	8,582	7,548	17,133	14,401
FDIC insurance expense	4,532	4,728	5,058	9,260	11,513
Mortgage loan servicing expense and impairment	—	—	1,011	—	2,026
Expense for the reserve for unfunded loan commitments	(748)	1,657	(2,177)	909	(3,967)
Other noninterest expense	36,252	41,041	32,786	77,293	66,239

Total Noninterest Expense	148,020	153,573	134,774	301,593	275,516

Income Before Income Taxes (FTE) (non-GAAP)	152,879	107,715	116,252	260,594	225,343
Tax equivalent adjustment	791	782	867	1,573	1,739

Income Before Income Taxes (GAAP)	152,088	106,933	115,385	259,021	223,604
Taxes	31,367	22,627	18,878	53,994	40,283

Net Income	$120,721	$84,306	$96,507	$205,027	$183,321

MEMO: Effective Tax Rate	20.62%	21.16%	16.36%	20.85%	18.02%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets
	June 30	March 31	December 31	June 30
	2025	2025	2024	2024
Cash & Cash Equivalents	$2,314,692	$2,610,183	$2,292,244	$1,858,861
Securities Available for Sale	3,074,071	3,002,984	2,959,719	3,315,726
Less: Allowance for credit losses	—	—	—	—

Net available for sale securities	3,074,071	3,002,984	2,959,719	3,315,726
Securities Held to Maturity	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(18)	(18)	(18)	(19)

Net held to maturity securities	1,002	1,002	1,002	1,001
Equity Securities	21,996	21,514	21,058	11,094
Other Investment Securities	299,584	288,497	277,517	322,761

Total Securities	3,396,653	3,313,997	3,259,296	3,650,582

Total Cash and Securities	5,711,345	5,924,180	5,551,540	5,509,443

Loans held for sale	37,053	28,642	44,360	66,475
Commercial Loans & Leases	18,478,990	18,308,502	16,152,453	15,894,244
Mortgage Loans	4,773,340	4,768,669	4,702,720	4,759,798
Consumer Loans	808,536	796,907	825,325	956,385

Gross Loans	24,060,866	23,874,078	21,680,498	21,610,427
Unearned income	(10,644)	(11,006)	(7,005)	(11,700)

Loans & Leases, net of unearned income	24,050,222	23,863,072	21,673,493	21,598,727
Allowance for Loan & Lease Losses	(307,962)	(310,424)	(271,844)	(267,423)

Net Loans	23,742,260	23,552,648	21,401,649	21,331,304
Mortgage Servicing Rights	—	—	—	3,934
Goodwill	2,018,910	2,023,604	1,888,889	1,888,889
Other Intangibles	36,948	39,289	8,866	10,685
Operating Lease Right-of-Use Asset	91,071	86,832	81,742	83,045
Other Real Estate Owned	6,331	1,475	327	2,156
Bank Owned Life Insurance	541,216	538,733	497,181	493,498
Other Assets	598,229	593,091	548,991	567,989

Total Assets	$32,783,363	$32,788,494	$30,023,545	$29,957,418

MEMO: Interest-earning Assets	$29,046,827	$29,106,693	$26,650,661	$26,572,087

Interest-bearing Deposits	$19,708,609	$19,883,758	$17,826,446	$17,134,728
Noninterest-bearing Deposits	6,627,265	6,480,877	6,135,413	5,931,712

Total Deposits	26,335,874	26,364,635	23,961,859	23,066,440
Short-term Borrowings	160,798	176,015	176,090	203,519
Long-term Borrowings	551,021	550,623	540,420	1,489,764

Total Borrowings	711,819	726,638	716,510	1,693,283
Operating Lease Liability	96,899	91,921	86,771	89,308
Other Liabilities	274,230	290,851	265,182	251,754

Total Liabilities	27,418,822	27,474,045	25,030,322	25,100,785

Preferred Equity	—	—	—	—
Common Equity	5,364,541	5,314,449	4,993,223	4,856,633

Total Shareholders’ Equity	5,364,541	5,314,449	4,993,223	4,856,633

Total Liabilities & Equity	$32,783,363	$32,788,494	$30,023,545	$29,957,418

MEMO: Interest-bearing Liabilities	$20,420,428	$20,610,396	$18,542,956	$18,828,011

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Average Balance Sheets
	June 2025	March 2025	June 2024
	Q-T-D Average	Q-T-D Average	Q-T-D Average
Cash & Cash Equivalents	$2,285,499	$2,376,426	$1,174,885
Securities Available for Sale	3,017,191	3,047,164	3,472,389
Less: Allowance for credit losses	—	—	—

Net available for sale securities	3,017,191	3,047,164	3,472,389
Securities Held to Maturity	1,020	1,020	1,020
Less: Allowance for credit losses	(18)	(18)	(19)

Net held to maturity securities	1,002	1,002	1,001
Equity Securities	21,690	21,016	12,832
Other Investment Securities	297,214	288,618	312,684

Total Securities	3,337,097	3,357,800	3,798,906

Total Cash and Securities	5,622,596	5,734,226	4,973,791

Loans held for sale	35,730	23,865	56,298
Commercial Loans & Leases	18,393,910	17,903,431	15,815,382
Mortgage Loans	4,765,760	4,756,253	4,763,655
Consumer Loans	829,201	827,996	1,016,764

Gross Loans	23,988,871	23,487,680	21,595,801
Unearned income	(11,672)	(11,885)	(12,201)

Loans & Leases, net of unearned income	23,977,199	23,475,795	21,583,600
Allowance for Loan & Lease Losses	(310,398)	(308,225)	(263,050)

Net Loans	23,666,801	23,167,570	21,320,550
Mortgage Servicing Rights	—	—	4,116
Goodwill	2,011,030	2,022,411	1,888,889
Other Intangibles	38,474	38,564	11,275
Operating Lease Right-of-Use Asset	86,025	87,363	85,210
Other Real Estate Owned	3,314	467	2,335
Bank Owned Life Insurance	539,238	534,042	491,599
Other Assets	581,160	571,732	536,101

Total Assets	$32,584,368	$32,180,240	$29,370,164

MEMO: Interest-earning Assets	$28,949,287	$28,568,541	$26,012,725

Interest-bearing Deposits	$19,605,123	$19,367,638	$16,740,124
Noninterest-bearing Deposits	6,597,595	6,471,287	5,976,971

Total Deposits	26,202,718	25,838,925	22,717,095
Short-term Borrowings	165,405	167,080	206,234
Long-term Borrowings	550,795	554,614	1,290,405

Total Borrowings	716,200	721,694	1,496,639
Operating Lease Liability	91,553	92,491	91,437
Other Liabilities	222,757	243,588	207,100

Total Liabilities	27,233,228	26,896,698	24,512,271

Preferred Equity	—	—	—
Common Equity	5,351,140	5,283,542	4,857,893

Total Shareholders’ Equity	5,351,140	5,283,542	4,857,893

Total Liabilities & Equity	$32,584,368	$32,180,240	$29,370,164

MEMO: Interest-bearing Liabilities	$20,321,323	$20,089,332	$18,236,763

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	March	June	June	June
Quarterly/Year-to-Date Share Data:	2025	2025	2024	2025	2024
Earnings Per Share:
Basic	$0.85	$0.59	$0.71	$1.44	$1.36
Diluted	$0.85	$0.59	$0.71	$1.44	$1.35
Common Dividend Declared Per Share	$0.37	$0.37	$0.37	$0.74	$0.74
High Common Stock Price	$37.46	$39.56	$36.08	$39.56	$38.18
Low Common Stock Price	$30.50	$33.81	$30.68	$30.50	$30.68
Average Shares Outstanding (Net of Treasury Stock):
Basic	142,206,539	142,330,694	135,137,901	142,175,506	134,881,314
Diluted	142,444,497	142,698,118	135,314,785	142,465,543	135,103,288
Common Dividends	$52,746	$53,336	$50,204	$106,082	$100,417
Dividend Payout Ratio	43.69%	63.26%	52.02%	51.74%	54.78%

	June 30	March 31	December 31	June 30
EOP Share Data:	2025	2025	2024	2024
Book Value Per Share	$37.80	$37.19	$36.89	$35.92
Tangible Book Value Per Share (non-GAAP) (1)	$23.32	$22.76	$22.87	$21.87
52-week High Common Stock Price	$44.43	$44.43	$44.43	$38.74
Date	11/25/24	11/25/24	11/25/24	12/14/23
52-week Low Common Stock Price	$30.50	$30.68	$30.68	$25.35
Date	04/04/25	6/11/24	06/11/24	10/24/23
EOP Shares Outstanding (Net of Treasury Stock):	141,909,452	142,891,148	135,346,628	135,195,704
Memorandum Items:
Employees (full-time equivalent)	2,760	2,790	2,591	2,644
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$5,364,541	$5,314,449	$4,993,223	$4,856,633
Less: Total Intangibles	(2,055,858)	(2,062,893)	(1,897,755)	(1,899,574)

Tangible Equity (non-GAAP)	$3,308,683	$3,251,556	$3,095,468	$2,957,059
÷ EOP Shares Outstanding (Net of Treasury Stock)	141,909,452	142,891,148	135,346,628	135,195,704

Tangible Book Value Per Share (non-GAAP)	$23.32	$22.76	$22.87	$21.87

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended June 2025			Three Months Ended March 2025			Three Months Ended June 2024
Selected Average Balances and Yields:	Average		Average	Average		Average	Average		Average
ASSETS:	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,026,613	$22,633	4.48%	$2,131,157	$23,726	4.51%	$930,453	$12,787	5.53%
Investment securities:
Taxable	3,022,963	26,706	3.53%	3,048,058	26,911	3.53%	3,496,310	33,968	3.89%
Tax-exempt	197,180	1,536	3.12%	197,891	1,486	3.00%	209,114	1,488	2.85%

Total securities	3,220,143	28,242	3.51%	3,245,949	28,397	3.50%	3,705,424	35,456	3.83%
Loans and loans held for sale, net of unearned income (2)	24,012,929	371,112	6.20%	23,499,660	352,306	6.07%	21,639,898	326,808	6.07%
Allowance for loan losses	(310,398)			(308,225)			(263,050)

Net loans and loans held for sale	23,702,531		6.28%	23,191,435		6.15%	21,376,848		6.14%

Total earning assets	28,949,287	$421,987	5.84%	28,568,541	$404,429	5.73%	26,012,725	$375,051	5.79%

Other assets	3,635,081			3,611,699			3,357,439

TOTAL ASSETS	$32,584,368			$32,180,240			$29,370,164

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$19,605,123	$139,156	2.85%	$19,367,638	$136,288	2.85%	$16,740,124	$132,425	3.18%
Short-term borrowings	165,405	1,488	3.61%	167,080	1,450	3.52%	206,234	2,206	4.30%
Long-term borrowings	550,795	6,015	4.38%	554,614	5,854	4.28%	1,290,405	13,838	4.31%

Total interest-bearing liabilities	20,321,323	146,659	2.89%	20,089,332	143,592	2.90%	18,236,763	148,469	3.27%

Noninterest-bearing deposits	6,597,595			6,471,287			5,976,971
Accrued expenses and other liabilities	314,310			336,079			298,537

TOTAL LIABILITIES	27,233,228			26,896,698			24,512,271
SHAREHOLDERS’ EQUITY	5,351,140			5,283,542			4,857,893

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,584,368			$32,180,240			$29,370,164

NET INTEREST INCOME		$275,328			$260,837			$226,582

INTEREST RATE SPREAD			2.95%			2.83%			2.52%
NET INTEREST MARGIN			3.81%			3.69%			3.50%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Six Months Ended June 2025			Six Months Ended June 2024
Selected Average Balances and Yields:	Average		Average	Average		Average
ASSETS:	Balance	Interest(1)	Rate(1)	Balance	Interest(1)	Rate(1)
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$2,078,596	$46,359	4.50%	$906,555	$25,090	5.57%
Investment securities:
Taxable	3,035,442	53,617	3.53%	3,619,733	68,690	3.80%
Tax-exempt	197,533	3,021	3.06%	210,745	2,962	2.81%

Total securities	3,232,975	56,638	3.50%	3,830,478	71,652	3.74%
Loans and loans held for sale, net of unearned income (2)	23,757,712	723,419	6.13%	21,574,254	648,361	6.04%
Allowance for loan losses	(309,318)			(261,196)

Net loans and loans held for sale	23,448,394		6.21%	21,313,058		6.11%

Total earning assets	28,759,965	$826,416	5.79%	26,050,091	$745,103	5.74%

Other assets	3,622,789			3,350,473

TOTAL ASSETS	$32,382,754			$29,400,564

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$19,487,037	$275,444	2.85%	$16,701,944	$260,802	3.14%
Short-term borrowings	166,238	2,938	3.56%	204,902	4,288	4.21%
Long-term borrowings	552,694	11,869	4.33%	1,395,321	30,070	4.33%

Total interest-bearing liabilities	20,205,969	290,251	2.90%	18,302,167	295,160	3.24%

Noninterest-bearing deposits	6,534,790			5,959,418
Accrued expenses and other liabilities	324,792			301,673

TOTAL LIABILITIES	27,065,551			24,563,258
SHAREHOLDERS’ EQUITY	5,317,203			4,837,306

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$32,382,754			$29,400,564

NET INTEREST INCOME		$536,165			$449,943

INTEREST RATE SPREAD			2.89%			2.50%
NET INTEREST MARGIN			3.75%			3.47%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	March	June	June	June
Selected Financial Ratios:	2025	2025	2024	2025	2024
Return on Average Assets	1.49%	1.06%	1.32%	1.28%	1.25%
Return on Average Shareholders’ Equity	9.05%	6.47%	7.99%	7.78%	7.62%
Return on Average Tangible Equity (non-GAAP) (1)	14.67%	10.61%	13.12%	12.67%	12.55%
Efficiency Ratio	48.37%	53.03%	52.66%	50.64%	53.96%
Price / Earnings Ratio	10.74 x	14.70 x	11.40 x	12.58 x	11.98 x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$120,721	$84,306	$96,507	$205,027	$183,321
(b) Number of Days	91	90	91	181	182
Average Total Shareholders’ Equity (GAAP)	$5,351,140	$5,283,542	$4,857,893	$5,317,203	$4,837,306
Less: Average Total Intangibles	(2,049,504)	(2,060,975)	(1,900,164)	(2,055,208)	(1,900,619)

(c) Average Tangible Equity (non-GAAP)	$3,301,636	$3,222,567	$2,957,729	$3,261,995	$2,936,687
Return on Average Tangible Equity (non-GAAP) [(a) / (b)] x 365 or 366 / (c)	14.67%	10.61%	13.12%	12.67%	12.55%

Selected Financial Ratios:		June 30 2025	March 31 2025	December 31 2024	June 30 2024
Loans & Leases, net of unearned income / Deposit Ratio		91.32%	90.51%	90.45%	93.64%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income		1.28%	1.30%	1.25%	1.24%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income		1.43%	1.45%	1.42%	1.43%
Nonaccrual Loans / Loans & Leases, net of unearned income		0.27%	0.24%	0.26%	0.25%
90-Day Past Due Loans/ Loans & Leases, net of unearned income		0.02%	0.05%	0.08%	0.06%
Non-performing Loans/ Loans & Leases, net of unearned income		0.28%	0.29%	0.34%	0.30%
Non-performing Assets/ Total Assets		0.23%	0.22%	0.25%	0.23%
Primary Capital Ratio		17.23%	17.09%	17.47%	17.06%
Shareholders’ Equity Ratio		16.36%	16.21%	16.63%	16.21%
Price / Book Ratio		0.96 x	0.93 x	1.02 x	0.90 x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	March	June	June	June
Mortgage Banking Data:	2025	2025	2024	2025	2024
Loans originated	$116,591	$75,903	$185,322	$192,494	$362,228
Loans sold	108,180	91,621	163,273	199,801	352,014

		June 30	March 31	December 31	June 30
Mortgage Loan Servicing Data: (1)		2025	2025	2024	2024
Balance of loans serviced		$—	$—	$—	$1,138,443
Number of loans serviced		—	—	—	11,853

		June 30	March 31	December 31	June 30
Asset Quality Data:		2025	2025	2024	2024
EOP Non-Accrual Loans		$64,014	$57,388	$56,460	$52,929
EOP 90-Day Past Due Loans		4,253	12,387	16,940	12,402

Total EOP Non-performing Loans		$68,267	$69,775	$73,400	$65,331
EOP Other Real Estate Owned		6,331	1,475	327	2,156

Total EOP Non-performing Assets		$74,598	$71,250	$73,727	$67,487

	Three Months Ended			Six Months Ended
	June	March	June	June	June
Allowance for Loan & Lease Losses:	2025	2025	2024	2025	2024
Beginning Balance	$310,424	$271,844	$262,905	$271,844	$259,237
Initial allowance for acquired PCD loans	—	17,518	—	17,518	—
Gross Charge-offs	(9,266)	(8,677)	(2,542)	(17,943)	(6,118)
Recoveries	915	636	1,281	1,551	2,787

Net Charge-offs	(8,351)	(8,041)	(1,261)	(16,392)	(3,331)
Provision for Loan & Lease Losses (2)	5,889	29,103	5,779	34,992	11,517

Ending Balance	307,962	310,424	$267,423	307,962	$267,423
Reserve for lending-related commitments	35,819	36,567	40,739	35,819	40,739

Allowance for Credit Losses (3)	$343,781	$346,991	$308,162	$343,781	$308,162

Notes:

(1)	As previously disclosed, United sold its remaining mortgage servicing rights during the third quarter of 2024.
(2)	First quarter and year of 2025 includes $18.7 million in provision for Piedmont acquired non-PCD loans.
(3)	Includes allowances for loan losses and lending-related commitments.